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				 EXHIBIT 4.A

		     AMP INCORPORATED STOCK OPTION PLAN
			      FOR OUTSIDE DIRECTORS










































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				  AMP INCORPORATED





			 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS




































January 26, 1994

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			  STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

1. PURPOSE. The purposes of the AMP Incorporated Stock Option Plan for Outside Directors (the "Plan") are to encourage the Outside Directors of AMP Incorporated (the "Company") to acquire a proprietary interest in the Common Stock of the Company, thereby further aligning their interests with the interests of the shareholders, and to strengthen the ability of the Company to attract and retain exceptionally qualified directors upon whom the sustained progress, growth and profitability of the Company will in large part depend.

2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings specified:

	(a) "Agreement" shall mean an agreement in writing between the Company and an Outside Director that evidences Options granted under the Plan.

	(b) "Award Date" shall mean July 1, 1994, and each July 1 thereafter on which Options are granted under the Plan. In addition, the date after July 1, 1994, as of which an Outside Director is first elected to the Board shall be an Award Date with respect to such Outside Director.

	(c)     "Board" shall mean the board of directors of the Company.

	(d) "Change in Control" shall mean those events and conditions which may occasion a change in control in the Company as defined in Section 7.

	(e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

	(f) "Committee" shall mean a committee of the Board designated by the Board to administer the Plan and composed of two or more directors, each of whom is a current or former employee of the Company and therefore ineligible to participate in the Plan.

	(g) "Common Stock" shall mean the common stock of the Company, no par value.

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	(h)     "Company" shall mean AMP Incorporated, a corporation organized
		under the laws of the Commonwealth of Pennsylvania.

	(i) "Competing Business" shall mean, as applied to a particular period of time, a business that at such time is engaged in the manufacture, sale or other disposition of a product or products which is in competition with a product or products of the Company or its subsidiaries, partnerships, or joint ventures.

	(j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

	(k) "Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as set forth in Sections 6(a) or 6(e) or otherwise established from time to time by the Committee.

	(l) "Option" shall be a right granted pursuant to Section 6 of the Plan to purchase a specified number of Shares at a given exercise price within a specified period of time.

	(m) "Outside Director" shall mean an individual serving on the Board who is not a current or former employee of the Company.

	(n) "Participant" shall mean an Outside Director who has been granted an Option under the Plan.

	(o)     "Plan" shall mean this Stock Option Plan for Outside Directors.

	(p) "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation thereto.

	(q) "Securities Act" shall mean the Securities Act of 1933, as amended.

	(r)     "Share" or "Shares" shall mean a share or shares of Common
		Stock.

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3.      ADMINISTRATION.  The Plan shall be administered by the Committee in
	accordance with its provisions.

	The Committee shall have full and final authority in its discretion to: (i) interpret the provisions of the Plan and to decide all questions of fact arising in its application, and its interpretation and decisions shall be in all respects final, conclusive and binding;
	(ii) impose such conditions on the grant of Options as it deems appropriate; and (iii) make all other determinations, rules and regulations necessary or advisable for the administration of the Plan. No member of the Committee shall be personally liable for any action or determination in respect to the administration of the Plan if made in good faith.

4. SHARES SUBJECT TO PLAN. The shares of stock subject to Options shall be the Shares. Subject to the below-noted provisions, the maximum number of Shares that may be awarded under the Plan during its term shall be 150,000 Shares, adjusted, if appropriate, in accordance with
	Section 14 hereof. Such Shares may, in whole or part, be authorized and unissued Shares or issued Shares reacquired by the Company. In addition to this number of Shares that may be awarded under the Plan during its term, to the extent permitted by Rule 16b-3 and any interpretations of the Securities and Exchange Commission Staff thereunder: (i) if the total available Shares in any year are not awarded, the remaining balance of Shares shall be available for use in ensuing years; and (ii) similarly, if Options which have been made under the Plan for any reason expire, terminate or are forfeited with all or any portion thereof remaining unexercised or unpaid, then the Shares corresponding to such unexercised Options will again be available for award under the Plan.

5. PARTICIPANTS. Persons eligible to receive Options under the Plan shall be limited to Outside Directors who serve in such capacity on or after July 1, 1994. Service as a director emeritus of the Company shall not be considered service as an Outside Director for purposes of the Plan. The Committee's interpretations and decisions with respect to participation shall be final and binding.

6. OPTIONS. Options awarded under the Plan shall be evidenced by Agreements in such form and containing such terms and conditions as the Committee shall approve from time to time, consistent with this

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	Plan.  Agreements shall contain in substance, but not be limited to,
	the following terms and conditions:

	(a) Option Price. The Option exercise price for each Share shall be equal to 100% of the Fair Market Value of a Share on the Award Date, as determined by the closing sale price reported on the New York Stock Exchange Composite Tape.

	(b) Number of Shares. Each Agreement shall provide for a recurring award to the Participant of 1,000 Options to be made on each Award Date for so long as the Participant continues to serve as an Outside Director, limited however to a maximum of ten such 1,000 Option awards.

	(c) Exercise of Option. Each Agreement shall state that the period of time within which an Option may be exercised by the Participant shall commence twelve months after the Award Date of the Option and terminate ten years after the Award Date of the Option. Each Agreement shall state the minimum number of Options which can be exercised in the event a Participant chooses to exercise fewer than the total number of Options which are exercisable, and the procedures and methods which must be followed in order to exercise an Option. During the life of a Participant, Options shall be exercisable only by such person or, if disabled, by such person's guardian or legal representative. After the death of a Participant, Options that are held at the date of death of such Participant shall be vested as of the date of death and thereafter may be exercised, subject to the terms of the Plan, by the Participant's personal representative or by any person empowered to do so by will or by the laws of descent and distribution.

	(d) Non-Registration. In the event the Shares to be issued hereunder have not been registered under the Securities Act or a registration is not then currently effective with respect to such Shares, the Committee shall require, as a condition to the exercise of any Option awarded under the Plan, that the Participant deliver to the Company at the time of such exercise a bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Participant or other person then entitled to exercise such Option, stating that the Shares are being acquired for his or her own account, for investment and without any present intention of distribution or reselling said Shares, or any of them, except as may be permitted under the Securities Act and then applicable rules and regulations thereunder, and that the

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		Participant or other person then entitled to exercise such
		Option will indemnify the Company against and hold it free and harmless from any loss, damages, expense or liability resulting to the Company if any sale or distribution of the Shares by such person is contrary to the representation and agreement referred to above. The Committee may take whatever additional actions it reasonably deems appropriate to ensure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other Federal or state securities laws or regulations, including but not limited to Rule 144 promulgated under the Securities Act. Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Shares acquired on an Option exercise does not violate the Securities Act, and may issue stop-transfer orders covering such Shares. Share certificates evidencing Shares issued on exercise of such Option shall bear an appropriate legend referring to the provisions of this subsection (d) and the agreements herein.

	(e) Payment for Shares. Shares purchased pursuant to an Option exercise shall be paid for in full at the time of exercise, either in the form of cash, Common Stock (whether by previously owned Shares or by having the Company withhold a portion of the Shares to be received) valued at Fair Market Value on the date of payment as determined by the closing sales price of the New York Stock Exchange Composite Tape, or in a combination thereof.

	(f) Rights upon Termination of Board Service. In the event that a Participant ceases to be an Outside Director (i) on account of the Participant's death, (ii) upon retirement from the Board at the end of the calendar year in which the Participant attains age 72 with at least five years of Board service,
		(iii) upon retirement from the Board after the Participant attains age 65 with at least ten years of Board service, or
		(iv) upon retirement from the Board due to disability (as defined below) with at least five years of Board service, Options then held by the Outside Director shall be vested as of the date of death or retirement and continue to be exercisable in accordance with the terms stipulated in the Agreement. In the event that a Participant ceases to be an Outside Director of the Company under any other conditions, all vested and unvested Options then held by the Outside Director will terminate immediately. In the event an Option is continued beyond a termination of Board service, in no event

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		will it be continued beyond the end of its relevant exercise
		period. For purposes hereof, "disability" shall mean a medically-determinable disability of a permanent nature that renders the Participant incapable of meeting the requirements of service to the Board.

		Notwithstanding the foregoing, any continuation of the term of an Option beyond the date of termination of Board service shall be contingent on such conditions as the Committee, in it sole discretion, may determine, including but not limited to the requirement that the Participant shall not, whether full time or part time, as an employee, independent contractor, consultant, advisor or otherwise, engage in or perform any services prior to the exercise and payment of such Option for a business which is a Competing Business, or otherwise act in a manner that is inimical or contrary to the best interests of the Company, its subsidiaries, partnerships, or joint ventures. In the event that any of such conditions shall not be fulfilled, the continuation of the term of the Option and the obligations of the Company under this Section 6 shall forthwith terminate and the Participant's rights hereunder shall be canceled.

7. CHANGE IN CONTROL. For the purposes of this Section, "Change in Control" shall mean the first to occur of any one of four events described below:

	(a) The acquisition of beneficial ownership (other than from the Company) by any person, entity or "group" within the meaning of
		Section 13(d)(3) or Section 14(d)(2) of the Exchange Act excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries that acquires beneficial ownership of voting securities of the Company (within the meaning of Rule 13d-3 promulgated under the Exchange Act), of 30% or more of either the then outstanding Shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

	(b) A change in the persons constituting the Board as it existed in the immediately preceding calendar year (the "Incumbent Board") such that the directors of the Incumbent Board no longer constitute a majority of the Board; provided that any person becoming a director in a subsequent year whose election, or nomination for election, by the Company's shareholders was approved by a vote of at least a majority of the directors

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		then comprising the Incumbent Board (other than an election
		or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or

	(c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of the reorganized, merged or consolidated corporation's then outstanding voting securities; or

	(d) A liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

	Notwithstanding the provisions of Section 6 hereof and the terms of each Agreement, upon the occurrence of a Change of Control as defined above, all Options that are unexercised and unexpired shall become immediately and automatically vested for the period of their remaining terms without any further action by the Committee.

8.      GENERAL RESTRICTIONS.  The Plan and each Option granted under the
	Plan shall be subject to the condition that if at any time the Committee shall determine that the Plan, an Option granted under the Plan or the issuance or purchase of Shares in connection therewith requires or it is desirable that it has (i) the listing, registration or qualification of the Shares subject or related to the Plan upon any securities exchange or under any state or Federal law or under the rules and regulations of the Securities and Exchange Commission or any other governmental regulatory body, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an Option with respect to the disposition of Shares, then such Plan will not be effective and the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

9. RIGHTS OF A SHAREHOLDER. The recipient of any Option under the Plan shall not be, nor have any of the rights of, a shareholder with respect thereto unless and until certificates for Shares are issued to such Participant.

10. RIGHTS TO TERMINATE BOARD SERVICE. Nothing in the Plan or in any Agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue as an Outside Director of the Company or affect any right which either the shareholders or the Board of the Company may have to terminate the service of such Participant.

11. MANAGEMENT, ACCOUNTING AND FINANCIAL DECISIONS. Nothing in this Plan shall affect the authority of the management of the Company to make management, business, accounting and financial decisions concerning the Company.

12. NON-ASSIGNABILITY. Prior to its settlement in the form of Shares, no Option awarded under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same whether voluntary, involuntary or by operation of law, shall be void except by will or by the laws of descent and distribution. No right or benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under the Plan, then such right or benefit shall, in the sole discretion of the Committee, cease and determine, and in such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant, Participant's spouse, children or other dependents, or any of them, in such manner and in such proportion as the Committee may determine.

	The Committee may impose such restrictions on the transferability of the Shares as it deems appropriate. Any such restrictions shall be set forth in the respective Agreement and may be referred to in legends contained on the certificates evidencing such Shares.

13. NON-UNIFORM DETERMINATIONS. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among

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	persons who receive, or are eligible to receive, Options under the
	Plan, whether or not such persons are similarly situated.

14. ADJUSTMENTS. In the event of any change in the outstanding Shares of the Company by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee shall adjust the maximum number of Shares which may be issued under the Plan and shall provide for an equitable adjustment of any outstanding and unexercised Option or any Shares issuable pursuant to an outstanding and unexercised Option under this Plan, to the end that after such event the Participant's proportionate interest shall be maintained as before the occurrence of such event.

15. AMENDMENT. The Board may amend, suspend or terminate the Plan at any time or from time to time, except that (i) no amendment shall be effective without shareholder approval if shareholder approval of such amendment, suspension or termination would be required in order to ensure that the Plan, as amended, would continue to meet the requirements of Rule 16b-3, and (ii) the terms of the Plan may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, as amended, or the rules thereunder. Except as may be provided in any Agreement, the termination or any modification or amendment of the Plan shall not, without the consent of the Participant, affect a Participant's rights under an Option previously granted.

16. EFFECT ON OTHER PLANS. Nothing in this Plan shall be construed to limit the right of the Company to establish any other forms of incentives or compensation for directors of the Company, or to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose.

17. DURATION OF THE PLAN. The Plan shall remain in effect until all Options awarded under the Plan either have been satisfied by the issuance of Shares, or have expired or been forfeited by their terms, but no Options shall be awarded more than ten years after the date the Plan is adopted by the Board or the date the Plan receives shareholder approval, whichever is earlier.

18. FUNDING OF THE PLAN. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Options awarded under this Plan and payment of Options awarded shall be subordinate to the claims of the Company's general creditors.

19. SEVERABILITY. If any provision of the Plan or any Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or particular Option award, or would disqualify the Plan or any Option award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option award, such provision shall be stricken as to such jurisdiction, person, or Option award, and the remainder of the Plan and any such Option award shall remain in full force and effect.

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20.     CONSTRUCTION.  Wherever any words are used in this Plan in the
	masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

21. HEADINGS. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

22. GOVERNING LAW. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania and applicable Federal law.

23. EFFECTIVE DATE. Subject to the provisions of Section 24, this Plan shall be effective on July 1, 1994.

24. APPROVAL OF SHAREHOLDERS. Notwithstanding anything herein to the contrary, this Plan shall only be effective if it is approved by holders of a majority of the outstanding Shares present, or represented, and entitled to vote at an Annual Meeting of Shareholders to be held in 1994.

	Executed on behalf of the Company this ____day of ___________, 1994.

						AMP Incorporated

Attest:______________________           By:_______________________________

													Its:______________________________

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